As filed with the Securities and Exchange Commission on September 15, 2010
Registration No. 333-168339

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT No. 1
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Camelot Entertainment Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

52-2195605

(I.R.S. Employer Identification No.)

8001 Irvine Center Drive, Suite 400
Irvine, CA  92618

 (Address of Registrant’s principal executive offices, including zip code)

AMENDED AND RESTATED 2010 STOCK OPTION/STOCK ISSUANCE PLAN

(Full title of the Plan)

Robert P. Atwell
8001 Irvine Center Drive, Suite 400
Irvine, CA  92618
(949) 754-3030

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee2
Common Stock, $0.0001 Par Value1	21,500,000	$0.02	$430,000	$30.66
____________
1	Consists of 1,500,000 shares of common stock issuable under our 2010 Stock Option/Stock Issuance Plan previously registered.
2	The registration fee is based upon the closing bid price of the Shares as of September 13, 2010 calculated pursuant to Rule 457(c) and is applicable only to the additional Shares to be registered.

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DATED:  September 15, 2010

EXPLANATORY NOTE TO
POST-EFFECTIVE AMENDMENT NO. 1

On September 13, 2010, Camelot Entertainment Group, Inc. (the “Corporation”) amended and restated its 2010 Stock Option/Stock Issuance Plan to increase the stock issuable under the Plan so that the maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 21,500,000 shares. Pursuant to Rule 416(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the registrant hereby amends its Registration Statement on Form S-8 (Registration No. 333-168339) filed on July 27, 2010, which is incorporated herein by reference, to reflect that, as a result of the Amended and Restated 2010 Stock Option/Stock Issuance Plan (the “Plan”), the number of shares of Common Stock registered for issuance under the Plan increased from 1,500,000 to 21,500,000. Such Registration Statement is further amended to reflect that, in accordance with Rule 416, (a) of the Securities Act, the number of shares registered shall include such additional shares that may be issued from time to time pursuant to such Plan as the result of any future stock split, stock dividend or similar adjustment of the Corporation’s outstanding Common Stock.

Incorporation of Documents by Reference

The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

1.           Our Registration Statement on Form S-8 (Registration No. 333-168339) filed on July 27, 2010.

2.           Our Annual Report on Form 10-K filed for the fiscal year ended December 31, 2009 and 2008; our Quarterly Reports on Form 10-Q filed for the quarter ended June 30, 2010; and the description of our common stock contained in our Registration Statement on Form SB-2 dated February 2, 2007.

3.           All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents.  Written requests for such copies should be directed to Camelot Entertainment Group, Inc., Corporate Secretary, 8001 Irvine Center Drive, Suite 400, Irvine, California  92618, fax number (949) 754-4309.

Exhibits

5	Opinion of Christopher P. Flannery, Esq., consent included, relating to the issuance of the securities pursuant to the Plan

23.1	Consent of Christopher P. Flannery, Esq. (contained in his opinion set forth as Exhibit 5)

23.2	Consent of dbbmckennon, Independent Registered Public Accounting Firm

23.3	Consent of WilsonMorgan, LLP, Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on September 15, 2010.

Camelot Entertainment Group, Inc.

/s/ Robert P. Atwell
By: Robert P. Atwell
Its: President

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